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                                                                    EXHIBIT 11




                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the  Prospectus and Statement of Additional Information constituting parts of this

Post-effective Amendment No. 22 to the registration statement on Form

N-1A (the "Registration Statement") of our report dated December 16, 1996,

relating to the financial statements and financial highlights of each of the nine funds comprising the Harbor Fund, appearing in the October 31, 1996 Annual

Report to Shareholders, which are also incorporated by reference into the

Registration Statement.  We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading

"Independent Accountants and Financial Statements" in the Statement of

Additional Information.



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
February 20, 1997